Exhibit 10.4.2

GEOVAX, INC.

SALARY DEFERRAL AGREEMENT

This Salary Deferral Agreement (the “Agreement”) is entered into as of July 1, 2017 by and between GeoVax, Inc., a Georgia Corporation (the “Company”), and Farshad Guirakhoo (the “Employee”).

Whereas, the Company and Employee recognize that it is in the best interests of the Company, its shareholders, and its collective Employees to conserve the Company’s cash resources; and as part of its cash conservation measures, the Company has asked certain of its employees to accept salary reductions and/or deferrals; and

Whereas, the Company and Employee acknowledge that this Agreement has been entered into for the express purpose of conserving the Company’s cash resources and not for executive compensation tax planning purposes, and

Whereas, Employee currently is currently earning an annualized gross salary of $250,000 (“Base Salary”);

Now, therefore, the parties hereby agree as follows:

1.	Salary Deferral.
Effective July 1, 2017, Employee agrees to accept a deferral of 25% of his Base Salary, which amount will be accrued and paid to Employee as described below.

2.	Discontinuance of Salary Reduction and/or Deferral
Employee’s Salary Deferral pursuant to this Agreement shall end upon the occurrence of a significant event (to include financing, corporate partnership, etc., as determined solely by the Company) (the “Discontinuance Date”).

3.	Payment of Accumulated Deferred Salary.
At the Discontinuance Date, the Company in its sole discretion will determine the form of payment to be made to Employee for the accumulated Deferred Salary. Such payment may be made in cash, in the form of Company Stock, or in a combination of cash and stock.

ACCEPTANCE

Employee		Date

Agreed:
GeoVax, Inc.
By: